KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911




                        Independent Accountants' Report

The Board of Directors
Wachovia Mortgage Corporation

We have examined management's assertion, included in the accompanying Management Assertion, that Wachovia Mortgage Corporation (a wholly-owned subsidiary of Wachovia Bank, National Association) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2005. Management is responsible for Wachovia Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Wachovia Mortgage Corporation's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Wachovia Mortgage Corporation's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Wachovia Mortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Wachovia Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.



/s/KPMG LLP
-----------
KPMG LLP

March 15, 2006


       KPMG LLP, a U.S. limited liability partnership, is the U.S.
        member firm of KPMG International, a Swiss cooperative.











Wachovia Mortgage Corporation
Corporate Mortgage Services Division
NC1087
401 South Tryon Street, 22nd Floor
Charlotte, NC 28288

Toll Free 866 642-9405

                                                                     WACHOVIA


                             MANAGEMENT ASSERTION

As of and for the year ended December 31, 2005, Wachovia Mortgage Corporation complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the same period, Wachovia Mortgage Corporation had in effect a fidelity bond in the amount of $200 million from January 1, 2005 through May 31, 2005 and $250 million from June 1, 2005 through December 31, 2005 and an errors and omissions policy in the amount of $20 million from January 1, 2005 through August 31, 2005 and $25 million from September 1, 2005 through December 31, 2005.



/s/ C.D. DAVIES                                    March 15, 2006
--------------------------                         ----------------
C.D. Davies, President                                   Date
Chief Executive Officer

/s/ Debbie Craig                                   March 15, 2006
---------------------------                        ---------------
Debbie Craig, Senior Vice President                      Date
Chief Financial Officer


/s/ Tim Schuck                                     March 15, 2006
---------------------------                        ---------------
Tim Schuck, Vice President                               Date
Director of Servicing